Exhibit 5.2
601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

December 8, 2023

Pharvaris N.V.

Emmy Noetherweg 2

2333 BK Leiden, The Netherlands

Re: Prospectus Supplement to Registration Statement on Form F-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special U.S. counsel to Pharvaris N.V., a Dutch public company with limited liability (naamloze vennootschap) (the “Company”), in connection with the issuance and sale of (i) an aggregate of 11,125,000 shares (the “Offered Shares”) of the Company’s ordinary shares, €0.12 per share per share (the “Ordinary Shares”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of 1,375,000 Ordinary Shares (the “Warrant Shares” and, together with the Offered Shares, the “Shares”), pursuant to an underwriting agreement, dated December 6, 2023 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC and Leerink Partners LLC, as the underwriters. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022 a Registration Statement on Form F-3 (Registration No. 333-263198), declared effective by the SEC on March 10, 2022 (the “Registration Statement”), including a base prospectus dated March 10, 2022 and a prospectus supplement dated December 6, 2023 (the “Prospectus Supplement”).

For purposes of the opinions hereinafter expressed, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the form of Pre-Funded Warrant, the corporate and organizational documents of the Company, and originals or copies, certified and otherwise identified to our satisfaction, of such other documents, corporate or limited liability company records, certificates of public officials and other instruments as we have deemed necessary as a basis for the opinions expressed herein. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent

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Pharvaris N.V. December 8, 2023 Page 2

we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that, assuming the Pre-Funded Warrants have been duly authorized, executed and delivered by the parties thereto, and delivered in accordance with the terms thereof, the Pre-Funded Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Each opinion (an “enforceability opinion”) in this letter that any security is a valid and binding obligation or is enforceable in accordance with its terms is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation). “General principles of equity” include, but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel. We express no opinion with respect to the enforceability of any provision which purports to waive the benefit of usury laws. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion.

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This opinion does not cover the law of any jurisdiction other than the law of the State of New York. We did not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances. We have assumed the indentures, purchase contract agreement, warrant agreement and unit agreement referenced in the numbered paragraphs above will be governed by the law of the State of New York.

This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 6-K, which is incorporated by reference into the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 6-K and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission.

Yours very truly,

/s/ KIRKLAND & ELLIS LLP